Exhibit 12

               WASHINGTON MUTUAL FINANCE CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      (Unaudited)


                                                       Year Ended December 31,
                                 --------------------------------------------------------------
(Dollars in thousands)                1999           1998         1997         1996        1995
                                 ---------     ----------    ---------    ---------    --------
Income from operations before
   income taxes                  $ 118,712     $   87,587    $  76,031    $  99,518    $107,741
                                 ---------     ----------    ---------    ---------    --------
Fixed charges:
   Interest and debt
   expense on all
   indebtedness                    149,609        133,211      128,887      120,758      14,917

Appropriate portion
   of rentals (33%)                  3,917          3,718        3,565        3,292       3,359
                                 ---------     ----------    ---------    ---------    --------

Total fixed charges                153,526        136,929      132,452      124,050     118,276
                                 ---------     ----------    ---------    ---------    --------
Earnings available for
   fixed charges                 $ 272,238     $  224,516    $ 208,483    $ 223,568    $226,017
                                 =========     ==========    =========    =========    ========
Ratio of earnings to
   fixed charges                      1.77           1.64         1.57         1.80        1.91
                                 =========     ==========    =========    =========    ========
